News Release
Exhibit 99.1

SM ENERGY ANNOUNCES PROGRAM TO RETURN CAPITAL TO STOCKHOLDERS

DENVER, CO September 7, 2022 - SM Energy Company (the “Company”) (NYSE: SM) today announced that its Board of Directors has approved a return of capital strategy that includes:
•Share repurchase authorization of up to $500 million through year-end 2024
•Fixed dividend increased to $0.60 per share annually
President and CEO Herb Vogel comments: “Together with our Board of Directors, I am delighted to announce that we are initiating our program to return capital to stockholders. We have clear visibility to achieving our leverage objectives, positioning the Company to commence the next phase of stockholder value enhancement. Our strategy is to implement a capital return framework that supports long-term, sustainable capital investment and balance sheet strength with upside. We plan to initiate the return of capital program at a level that we believe is sustainable at commodity prices well below the current strip. Our base case for this program assumes commodity prices of $60 per barrel oil and $3 per Mcf natural gas. We seek to offer a predictable yield to investors, augmented by the potential for share price appreciation realized through stock repurchases. Today’s announced capital return program is a testament to our confidence in the high-quality and longevity of our asset base and balance sheet strength. It is designed with the potential to grow in a stable, improving future macro environment.”
SHARE REPURCHASE
The Company is authorized to repurchase up to $500 million of its common stock through December 31, 2024, which currently equates to approximately 10% of our current market capitalization. Share repurchases are expected to be made opportunistically and through various points in the cycle as the Company’s high-quality, low breakeven-cost asset base generates sufficient cash flows in excess of capital requirements at the program’s base case commodity price assumptions.
The shares may be repurchased from time to time in open market transactions, through privately negotiated transactions or by other means in accordance with federal securities laws. The Company intends to fund repurchases from available working capital and cash provided by operating activities. The timing, as well as the number and value of shares repurchased under the program, will be determined by certain authorized officers of the Company at their discretion and will depend on a variety of factors, including the market price of the Company’s common stock, general market and economic conditions and applicable legal requirements. The value of shares authorized for repurchase by the Company’s Board of Directors does not require the Company to repurchase such shares or guarantee that such shares will be repurchased, and the program may be suspended, modified, or discontinued at any time without prior notice.
FIXED DIVIDEND INCREASE
The Company’s fixed dividend has been increased to $0.60 per share annually, to be paid in quarterly increments of $0.15 per share. This initial fixed dividend provides an approximate 1.4% yield to current market capitalization. The increased fixed dividend is intended to be sustainable through industry cycles and considers the maintenance capital and replacement capital required for long-term, profitable sustainability.

In connection with this component of the Company’s capital return program, the Board of Directors has approved a dividend of $0.15 per share of common stock outstanding that will be paid on November 7, 2022 to the owners of record at the close of business on October 25, 2022. The Company currently has approximately 123 million shares of common stock outstanding.
FORWARD-LOOKING STATEMENT
This release contains forward-looking statements within the meaning of securities laws. The words "expect," “intend,” "plan," “potential,” "seek," “should,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this release include, among other things, plans to repurchase shares of the Company’s common stock, including the number and value of such shares, and the timing, manner and sources of funds for such repurchases; the potential for share price appreciation; the timing and amount of future dividend payments; and the sustainability of the Company’s return of capital program over time and at variable commodity prices. These statements involve known and unknown risks, which may cause SM Energy's actual results to differ materially from results expressed or implied by the forward-looking statements. Future results may be impacted by the risks discussed in the Risk Factors section of SM Energy's most recent Annual Report on Form 10-K, as such risk factors may be updated from time to time in the Company's other periodic reports filed with the Securities and Exchange Commission, specifically the second quarter 2022 Form 10-Q and the 2021 Form 10-K. The forward-looking statements contained herein speak as of the date of this release. Although SM Energy may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so, except as required by securities laws.
ABOUT THE COMPANY
SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and NGLs in the state of Texas. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.
SM ENERGY INVESTOR CONTACTS
Jennifer Martin Samuels, jsamuels@sm-energy.com, 303-864-2507
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